Offer of

                          MADISON INVESTORS CORPORATION
                     an indirect, wholly-owned subsidiary of
                          INDEPENDENCE HOLDING COMPANY

                              to Purchase for Cash
                     Up to 1,000,000 Shares of Common Stock

                                       of
                           AMERICAN INDEPENDENCE CORP.
                                       at
                               $9.00 Net Per Share

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                ON APRIL 22, 2003, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                               February 18, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Madison Investors Corporation (the "Purchaser"), a Delaware corporation and an indirect, wholly-owned subsidiary of Independence Holding Company ("IHC"), a Delaware corporation, is offering to purchase up to 1,000,000 shares of common stock of American Independence Corp. (the "Company"), a Delaware corporation. The tender price is $9.00 per share, in cash. The terms and conditions of the offer are set forth in the Offer to Purchase dated February 18, 2003 and in the related BLUE letter of transmittal and any amendments or supplements thereto. Copies of the Offer to Purchase and the related BLUE letter of transmittal are enclosed. The offer is being made pursuant to a stock agreement dated as of July 30, 2002 among the Company, IHC and the Purchaser, which is included as an exhibit to the Company's September 30, 2002 proxy statement and is incorporated as an exhibit to the Tender Offer Statement on Schedule TO filed by the Purchaser and IHC with the Securities and Exchange Commission in connection with the offer. In the stock agreement, IHC agreed to, or cause one of its affiliates to, commence a tender offer of at least 1,000,000 shares of common stock of the Company, no later than February 18, 2003. The term "expiration date" means 5:00 p.m., New York City time, on April 22, 2003, or, if the offer is extended, the latest time and date at which the offer, as extended, will expire.

      For your information and for forwarding to your clients for whom you hold shares of the Company's common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

      o     the Offer to Purchase dated February 18, 2003;

      o the BLUE letter of transmittal, including a certification of taxpayer identification number on Substitute Form W-9, for your use in accepting the offer and tendering shares of the Company's common stock (facsimile copies of the BLUE letter of transmittal with manual signature(s) may be used to tender shares of the Company's common stock);

      o the notice of guaranteed delivery to be used to accept the offer if certificates evidencing shares of the Company's common stock are not immediately available or if such certificates and all other required documents cannot be delivered to Mellon Investor Services LLC, the depositary for the offer, by the expiration date of the offer or if the procedures for book-entry transfer cannot be completed by the expiration date;

      o a printed form of letter which may be sent to your clients for whose accounts you hold shares of the Company's common stock registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the offer;

      o guidelines for certification of taxpayer identification number on Substitute Form W-9; and

      o     a return envelope addressed to the depositary for your use only.

      Please note the following:

      o The consideration per share of the Company's common stock is $9.00, in cash.

      o The offer is being made for up to 1,000,000 shares of the Company's common stock. If more than 1,000,000 shares are properly tendered and not withdrawn at the expiration of the offer, the Purchaser will purchase shares of common stock on a pro rata basis, as described in the Offer to Purchase.

      o The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on April 22, 2003, unless the offer is extended.

      o The offer is subject to various conditions set forth in the Offer to Purchase. The offer is not conditioned on the Purchaser receiving financing or on any minimum number of shares of the Company's common stock being validly tendered and not withdrawn.

      o The Company's board of directors has determined to remain neutral with respect to the offer and is not making a recommendation to stockholders whether to tender their shares, as stated in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that accompanies the Offer to Purchase. As stated in the Schedule 14D-9, the board of directors urges each stockholder to make his, her or its own decision as to the acceptability of the offer, including the adequacy of the offer price, in light of their own investment objectives, their views as to the Company's prospects and outlook and any other factors that such stockholder deems relevant to his, her or its investment decision.

      o The offer is being made after giving effect to the reverse stock split effective on February 13, 2003. Holders of record of shares of the Company's common stock may surrender either certificates representing shares of old common stock outstanding prior to the reverse split or certificates representing new common stock outstanding after the reverse split. However, in all cases where shares are not accepted for payment or only a portion of the shares represented by a certificate are tendered, the depositary will return certificates for the shares not accepted for payment or not tendered representing shares of new common stock. No fractional shares will be returned to a tendering holder. Instead a cash payment will be made equal to the fraction multiplied by $9.00.

      o Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax on the cash payment. The backup withholding rate will be 30% for payments made in 2003.

      Upon the terms and subject to the conditions of the offer, as it may be amended or extended, the Purchaser will purchase, by accepting for payment, and will pay for, up to 1,000,000 shares of the Company's common stock validly tendered prior to the expiration date and not properly withdrawn as promptly as practicable after the expiration date, if all of the conditions set forth in the Offer to Purchase have been satisfied or waived prior to the expiration date. If more than 1,000,000 shares of common stock are validly tendered and not withdrawn at the expiration date, the Purchaser will purchase shares of common stock on a pro rata basis as described in the Offer to Purchase. Payment for shares of the Company's common stock purchased pursuant to the offer will be made only after timely receipt by the depositary of--

      o the certificates evidencing shares of common stock or timely confirmation of a book-entry transfer of such shares of common stock into the depositary's account at DTC, in each case pursuant to the procedures set forth in Section 3 - "Procedures for Tendering Shares" in the Offer to Purchase;

      o a properly completed and duly executed BLUE letter of transmittal with any required signature guarantees or an agent's message in connection with a book-entry transfer; and

      o     all other documents required by the BLUE letter of transmittal.

      Neither the Purchaser, IHC nor any of their officers, directors, stockholders, agents or other representatives will pay any fees or commissions to any broker or dealer or other person in connection with soliciting tenders of shares of the Company's common stock pursuant to the offer other than to the information agent and the depositary for the offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.


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

      We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights expire at 5:00 p.m., New York City time, on April 22, 2003, unless the offer is extended.

      If holders of shares of the Company's common stock wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase under Section 3 - "Procedures for Tendering Shares."

      Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                              Very truly yours,

                                              MADISON INVESTORS CORPORATION

      Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of the Purchaser, IHC, the information agent, the depositary or any of their affiliates, or authorize you or any other person to make any statement or furnish any document on behalf of any of them in connection with the offer other than to furnish the enclosed documents and the statements contained therein.


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